Exhibit 99.1

Company Contact:
A. Pierre Dubois
Pierpont Investor Relations
Director of Investor Relations
(512) 527-2921

Valence Technology Reports Third Quarter and Nine Month

Fiscal 2008 Financial Results

Austin, Texas, February 7, 2008 - Valence Technology, Inc. (NASDAQ:VLNC), a leader in Lithium Phosphate energy storage systems today reported financial results for its fiscal third quarter and nine months ended December 31, 2007.

Summary results for third quarter fiscal 2008 compared with third quarter fiscal 2007 include:

•                  Revenue increased to $3.4 million compared with $2.3 million.

•                  Gross margin improved to a negative $0.04 million compared with a negative $0.5 million.

•                  Operating loss of $4.3 million compared with $4.5 million.

•                  Operating expenses of $4.3 million compared with $4.0 million.

•                  Net loss available to common shareholders of $5.7 million, or $0.05 per share, compared to $6.0 million, or $0.06 per share.

Summary highlights for nine months fiscal 2008 compared with nine months fiscal 2007 include:

•                  Revenue increased to $13.0 million for the first nine months compared with $11.9 million.

•                  Gross margin increased to $1.2 million or 9% of revenue compared with $0.6 million or 5% of revenue.

•                  Operating expenses declined by $0.5 million, or approximately 4% compared to the same period.

•                  Operating loss was reduced by $1.0 million to $10.7 million

•                  Net loss available to common shareholders improved to $15.0 million, or $0.13 per share, compared with $16.4 million, or $0.17 per share.

“Our year-to-date performance has improved compared to the same period last year,” said Robert L. Kanode, president and chief executive officer.  “And, given our outlook for the current fiscal quarter, we expect to have year-over-year revenue growth.  Over 100 corporations and government entities are evaluating our lithium phosphate technology for use in a wide variety of applications.  We expect our recently announced Epoch battery system to enable a new generation of demanding applications such as electric vehicles, plug-in hybrids, back-up power, and other applications that require safety, long life, and reliability.”

Financial Results

•                  For the third quarter of fiscal 2008, the company reported total revenue of $3.4 million compared with $2.3 million for the same period last year.  While revenues increased by $1.1 million due to additional sales of large format batteries, the overall increase was less than expected in order to implement a component change.  Gross margin was negative but improved in the current quarter mainly due to increased sales revenue.  The company reported a net loss available to common shareholders of $5.7 million, or $0.05 per share, compared to a net loss of $6.0 million, or $0.06 per share, for the third quarter last year.

•                  For the nine month period ended December 31, 2007, revenue was $13.0 million compared with $11.9 million for the same period last year.  Gross margin improved to 9% due to increased revenue and reductions made to the inventory reserve.  Operating expenses declined by approximately $0.5 million or about 4% as part of the company’s continued efforts to control costs.  Net loss available to common shareholders improved to $15.0 million, or $0.13 per share compared with $16.4 million, or $0.17 per share for the nine month period ended December 31, 2006.

Third Quarter Fiscal 2008 Financial Results Conference Call and Webcast

The Valence management team will host a conference call and live webcast to discuss the fiscal 2008 third quarter and nine month financial results beginning at 3:00 p.m. CST on Thursday, February 7, 2008.  The conference call will be webcast and may be accessed by all interested parties at www.valence.com.  To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (888) 820-9409 and enter conference identification number 9064825 to participate.  Callers outside the United States and Canada can dial (913) 312-1417 and enter conference identification number 9064825 to participate.

A telephonic replay will be available from 5:00 p.m. CST on February 7, 2008 through 5:00 p.m. CST on February 14, 2008.  To access the replay, please dial (888) 203-1112 and enter the following identification number 9064825.  In addition, a replay of the webcast will be available on the company’s website at www.valence.com.

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About Valence Technology Inc.

Valence Technology developed and markets the industry’s first commercially available, safe, large-format family of Lithium Phosphate Rechargeable Batteries. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Lithium Phosphate Rechargeable Batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China. Valence is traded on the NASDAQ Capital Markets under the ticker symbol VLNC and can be found on the internet at http://www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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{Financial Tables to Follow}

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VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2007	March 31, 2007
ASSETS
Current Assets :
Total Current Assets	$16,461	$15,025
Total Assets	$21,077	$19,200

Liabilities, Preferred Stock and Stockholders’ Deficit Current Liabilities:
Total Current Liabilities	$7,674	$7,643
Total Liabilities	$81,688	$78,508

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(69,221)	$(67,918)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$21,077	$19,200

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

 (in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006

Total revenues	$3,378	$2,318	$12,983	$11,862

Gross margin profit (loss)	$(35)	$(464)	$1,153	$638

Operating loss	$(4,326)	$(4,458)	$(10,741)	$(11,759)

Net loss available to common stockholders	$(5,746)	$(5,962)	$(14,998)	$(16,388)

Net loss per share available to common stockholders	$(0.05)	$(0.06)	$(0.13)	$(0.17)